Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3) and related Prospectuses of EOP Operating Limited Partnership for the registration of:

•	$4.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58976);

•	$325.0 million of senior exchangeable notes (registration statement no. 333-47754);

•	$2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-43530);

•	$2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58689);

•	and the registration statement (Form S-3MEF) of EOP Operating Limited Partnership for the registration of $60.0 million of debt securities and warrants exercisable for debt securities (registration statement no. 333-42928), of our report dated February 5, 2003, except for Note 26, as to which the date is March 13, 2003, with respect to the consolidated financial statements of EOP Operating Limited Partnership included in the Form 10-K for the fiscal year ended December 31, 2002. We also consent to the reference to our firm under the caption “Selected Financial Data” in the Form 10-K for the year ended December 31, 2002.

/s/ Ernst & Young LLP Ernst & Young LLP

Chicago, Illinois
March 27, 2003